Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Skyworks Solutions, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated May 19, 2025, with respect to the consolidated financial statements of Qorvo, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Qorvo, Inc. and subsidiaries, included in Qorvo, Inc.’s Annual Report (Form 10-K) for the year ended March 29, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 4, 2025